Exhibit 99.1

Depomed Reports Second Quarter 2014 Financial Results

Total product revenues double from Q2 2013 to $28.2 million

$224 million cash on hand, up over $10 million in the quarter

Conference call scheduled for today at 4:30 PM EDT

Dial in information included below

Newark, California, August 6, 2014 — Depomed, Inc. (Nasdaq: DEPO) today reported financial results for the quarter ended June 30, 2014.

Second Quarter 2014 Summary

•                  Total product sales of $28.2 million increased 100% compared to $14.1 million for the second quarter of 2013, and increased 31% from $21.5 million for the first quarter of 2014

•                  Gralise® (gabapentin) product sales of $15.1 million increased 39% from $10.9 million for the first quarter of 2014 and 76% compared to $8.6 million for the second quarter of 2013

•                  Zipsor® (diclofenac potassium) product sales of $6.8 million increased 28% from $5.3 million for the first quarter of 2014 and 21% compared to $5.6 million for the second quarter of 2013

•                  Cambia® (diclofenac potassium for oral solution) product sales of $5.0 million increased 9% from $4.6 million for the first quarter of 2014

•                  Lazanda® (fentanyl) Nasal Spray product sales of $1.4 million increased 100% from $0.7 million for the first quarter of 2014

•                  Gralise added to tier 2 formulary at Catamaran, the 3rd largest PBM.  Gralise is now tier 2 with the top 3 PBMs which cover over 150 million lives

•                  Received a total of $15 million in milestone payments from Mallinckrodt during the quarter, which included a $10 million FDA approval milestone for Xartemis XR® (recognized as revenue in the first quarter of 2014) and a $5 million milestone upon FDA acceptance of the NDA filing for MNK-155 (recognized as revenue in the second quarter of 2014)

•                  Generated second quarter 2014 GAAP net income of $12.7 million or $0.21 per diluted share

•                  Generated second quarter 2014 non-GAAP adjusted earnings of $0.3 million or $0.01 per diluted share

•                  $223.7 million of cash and marketable securities and no debt outstanding as of June 30, 2014, an increase of $10.6 million for the quarter

•                  Completed bench trial in ANDA litigation related to Gralise with a ruling expected in short order

•                  Srinivas G. Rao, MD, PhD, joined Depomed in July as Chief Medical Officer and announced that R. Scott Shively will join the company as Chief Commercial Officer in September

“Gralise and our recent acquisitions, CAMBIA and Lazanda, led the way to a strong quarter, doubling our net product sales over the same period last year.  All four of our products showed prescription growth in Q2 compared to Q1 2014,” said Jim Schoeneck, President and Chief Executive Officer of Depomed.  “We believe the growth of our product revenues in Q2 and the integration of new products into our commercial organization demonstrate our ability to build a growth-oriented specialty pharmaceutical company focused on pain and other central nervous system disorders. We are also thrilled to add Srini and Scott to our leadership team, increasing our depth and expertise in the pain and CNS markets.  For the remainder of 2014, we are focused on growing product revenues, acquiring additional assets that will enhance our product portfolio and managing expenses to continue to operate at positive cash flow.”

Accounting Treatment for the Sale of Type 2 Diabetes Royalty and Milestone Interests to PDL

In October 2013, Depomed sold interests in future royalty and milestone payments in the Type 2 diabetes therapeutic area to PDL Biopharma, Inc. (PDL) for $240.5 million. As a result of ongoing supply order obligations with respect to the underlying royalties, Depomed is accounting for this transaction under the debt accounting method. Although the royalty and milestone payments were sold to PDL, debt accounting requires the Company to continue to recognize the underlying royalties and milestones as revenue and record the proceeds of $240.5 million as a liability. As royalties and milestones are recognized under this arrangement, the liability is reduced and an implied non-cash interest expense is recognized.

During the three and six months ended June 30, 2014, Depomed recognized $33.3 million and $76.1 million, respectively, of non-cash revenues, $4.9 million and

$10.3 million, respectively, in non-cash interest expense and $8.3 million and $20.1 million, respectively, in non-cash tax expense related to this arrangement.

Second Quarter 2014 Financial Results

Total revenues for the second quarter of 2014 increased to $67.7 million from $30.0 million for the second quarter of 2013. A summary of total revenues for the first quarter of 2014 as compared to the corresponding prior period is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales:
Gralise	$15,111	$8,554	$25,970	$14,643
Zipsor	6,822	5,552	12,165	8,592
CAMBIA (1)	4,958	—	9,582	—
Lazanda (1)	1,354	—	2,034	—
Total product sales	28,245	14,106	49,751	23,235

Royalties:
Glumetza US	$—	$14,193	$—	$27,481
Other	430	904	925	1,697
Total royalty revenue	430	15,097	925	29,178

License and other revenue:
Mallinckrodt	$5,000	$—	$15,000	$—
Janssen	—	—	—	2,204
Glumetza	760	760	1,520	1,520
Other	—	—	1,000	—
Total license and other revenue	5,760	760	17,520	3,724

Non-cash PDL royalty revenue	$33,297	$—	$76,081	$—

Total revenues (GAAP Basis)	$67,732	$29,963	$144,277	$56,137

(1)   Depomed acquired Lazanda in July 2013 and CAMBIA in December 2013.

Selling, general and administrative expense was $32.6 million for the second quarter of 2014 as compared to $25.4 million for the second quarter of 2013. The increase in 2014 is primarily due to increased sales and marketing expenses associated with the Cambia and Lazanda® product acquisitions which occurred in the second half of 2013 and increased legal expense related to ongoing patent infringement litigation.

Research and development expense was $1.4 million for the second quarter of 2014 as compared to $1.4 million for the second quarter of 2013.

GAAP net income for the second quarter of 2014 was $12.7 million, or $0.21 per diluted share, compared to GAAP net income of $0.5 million, or $0.01 per diluted share for the second quarter of 2013.  The increase in GAAP net income resulted primarily from increased product sales and the recognition of non-cash revenue relating to the royalties sold to PDL as described above under the caption “Accounting Treatment for the Sale of Type 2 Diabetes Royalties and Milestones to PDL.”

Cash and marketable securities were $223.7 million as of June 30, 2014 as compared to $213.1 million as of March 31, 2014. The increase in cash and marketable securities in the second quarter of 2014 is primarily related to receipt of $15 million in milestone payments from Mallinckrodt during the second quarter of 2014.

2014 Financial Outlook

Depomed is increasing its guidance for total revenues and GAAP earnings per share and for full year 2014 and is reiterating its guidance for product sales, non-GAAP adjusted earnings per share and cash flow for the full year 2014:

•                  Product sales of approximately $115 to $125 million

•                  Total revenues of approximately $215 to $230 million, which includes non-cash revenues related to the PDL transaction and $15 million in milestones already received in 2014 from Mallinckrodt

•                  GAAP earnings per share of approximately $0.36 to $0.51 per share, which includes the non-cash PDL revenues and non-cash PDL interest expense

•                  Non-GAAP adjusted earnings per share of break-even to $0.16 per share

•                  Cash flow of at least break-even excluding payment of approximately $58 million in taxes in the first quarter of 2014 related to fiscal year 2013

The increases in guidance regarding total revenues and GAAP earnings per share is entirely due to increased estimates of non-cash PDL royalty revenues resulting from net sales of Glumetza by Salix Pharmaceuticals during the first half of 2014.

Non-GAAP Financial Measures

In this press release, Depomed includes information about non-GAAP adjusted earnings per share, a non-GAAP financial measure, as a useful operating metric for the three and six month periods ended June 30, 2014 and its 2014 financial outlook. The Company believes that the presentation of this non-GAAP financial measure, when viewed with our results and projections under GAAP and the accompanying reconciliation, provides supplementary information to investors. The Company uses this non-GAAP measure in connection with its own planning and forecasting purposes and for measuring the Company’s performance. This non-GAAP financial measure should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP adjusted earnings per share for the three and six month periods ended June 30, 2014 and guidance for the year ending December 31, 2014 are not based on any standardized methodology prescribed by GAAP and represents GAAP earnings per share adjusted to exclude (1) non-cash PDL royalty revenue, net of related costs, (2) non-cash interest expense on the liability related to the sale of future royalties and milestones to PDL, (3) amortization related to product acquisitions, and (4) stock-based compensation expense, and to adjust (5) the income tax provision to reflect the estimated amounts payable in cash. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

The following table reconciles the Company’s non-GAAP adjusted income/(loss) to GAAP net income for the three and six months ended June 30, 2014:

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EARNINGS/(LOSS)

(in thousands, except per share amounts)

Three Months Ended
June 30, 2014

GAAP net income	$12,746
Non-cash PDL royalties, net of related costs	(32,865)
Non-cash interest expense on PDL liability	4,903
Amortization related to product acquisitions	4,933
Stock based compensation	2,299
Non-cash income tax adjustment	8,300
Non-GAAP adjusted earnings	$316
Non-GAAP adjusted earnings per share	$0.01

Six Months Ended
June 30, 2014

GAAP net income	$30,684
Non-cash PDL royalties, net of related costs	(75,210)
Non-cash interest expense on PDL liability	10,282
Amortization related to product acquisitions	9,489
Stock based compensation	4,170
Non-cash income tax adjustment	20,128
Non-GAAP adjusted (loss)	$(457)
Non-GAAP adjusted (loss) per share	$(0.01)

The following table reconciles the Company’s non-GAAP adjusted earnings per share guidance to GAAP earnings per share guidance for the year ending December 31, 2014:

RECONCILIATION OF GAAP EARNINGS PER SHARE TO NON-GAAP ADJUSTED EARNINGS PER SHARE

GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2014

GAAP earnings per share	$0.36 - 0.51
Non-cash PDL royalties, net of related costs	(1.26 - 1.46)
Non-cash interest expense on PDL liability	0.29 - 0.33
Amortization related to product acquisitions	0.27 - 0.29
Stock based compensation	0.12 - 0.14
Non-cash income tax adjustment	0.22 - 0.35
Non-GAAP adjusted earnings per share	$0.00 - 0.16

Conference Call

Depomed will host a conference call today, Wednesday, August 6th, beginning at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its results.  Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders.  Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.  Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.   Additional information about Depomed may be found atwww.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise, CAMBIA, Zipsor and Lazanda, Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375
carolyn@canalecomm.com

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (GAAP BASIS)

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Product sales	$28,245	$14,106	$49,751	$23,235
Royalties	430	15,097	925	29,178
License and other revenue	5,760	760	17,520	3,724
Non-cash PDL royalty revenue	33,297	—	76,081	—
Total revenues	67,732	29,963	144,277	56,137

Costs and expenses:
Cost of sales	4,675	1,688	8,377	3,172
Research and development expense	1,397	1,412	3,439	4,710
Selling, general and administrative expense	32,573	25,368	65,090	51,331
Amortization of intangible assets	2,542	963	5,081	1,924
Total costs and expenses	41,187	29,431	81,987	61,137

Income (loss) from operations	26,545	532	62,290	(5,000)
Other income (expense)	(596)	6	(1,196)	(41)
Non-cash interest expense on PDL liability	(4,903)	—	(10,282)	—
Benefit from (provision for) income taxes	(8,300)	(60)	(20,128)	39
Net income (loss)	$12,746	$478	$30,684	$(5,002)

Basic net income (loss) per share	$0.22	$0.01	$0.53	$(0.09)
Diluted net income (loss) per share	$0.21	$0.01	$0.51	$(0.09)

Basic shares	58,105,902	56,562,433	57,827,430	56,511,911
Diluted shares	60,430,456	57,142,343	60,258,445	56,511,911

CONSOLIDATED CONDENSED BALANCE SHEETS (GAAP BASIS)

(in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$223,699	$276,017
Accounts receivable	17,274	11,451
Receivables from collaborative partners	35,635	10,824
Inventories	7,782	10,145
Property and equipment, net	7,731	8,340
Intangible assets, net	77,440	82,521
Deferred tax assets	79,173	103,202
Prepaid and other assets	7,373	6,153
Total assets	$458,480	$508,653

Accounts payable and accrued liabilities	$44,274	$34,935
Income taxes payable	—	61,875
Deferred license revenue	13,995	15,516
Liability related to sale of future royalties and milestones to PDL	194,938	233,981
Other liabilities	13,752	13,666
Contingent consideration liability	12,195	11,264
Shareholders’ equity	179,326	137,416
Total liabilities and shareholders’ equity	$458,480	$508,653

(1)  Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.